Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated August 2, 2017 to Prospectus dated July 28, 2017

Registration Nos. 333-219562 and 333-219562-01

PRICING TERM SHEET

$350,000,000 2.750% Notes due 2023

$1,000,000,000 3.700% Notes due 2027

Dated: August 2, 2017

Issuer:	Digital Realty Trust, L.P.

Guarantor:	Digital Realty Trust, Inc.

Offering Format:	SEC registered

Trade Date:	August 2, 2017

Settlement Date:	August 7, 2017 (T+3)

Anticipated Ratings*:	Baa2 by Moody’s Investors Service, Inc., BBB by Standard & Poor’s Ratings Services and BBB by Fitch Ratings

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Morgan Stanley & Co. LLC

Barclays Capital Inc.

Jefferies LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BBVA Securities Inc. Raymond James & Associates, Inc.

Concurrent Preferred Stock Offering:	On August 2, 2017, Digital Realty Trust, Inc. priced an offering of 8,000,000 shares of its 5.25% Series J Cumulative Redeemable Preferred Stock (liquidation preference $25.00 per share). Digital Realty Trust, Inc. granted the underwriters for such offering a 30-day option to purchase up to 1,200,000 additional shares. The settlement of such offering is expected to occur on August 7, 2017.

Terms Applicable to the $350,000,000 2.750% Notes due 2023 (the “2023 Notes”)

Size:	$350,000,000 aggregate principal amount

Maturity Date:	February 1, 2023

Coupon (Interest Rate):	2.750%

Benchmark Treasury:	1.875% due July 31, 2022

Benchmark Treasury Price and Yield:	100-09 1⁄4 / 1.814%

Spread to Benchmark Treasury:	+95 basis points

Yield to Maturity:	2.764%

Price to Public:	99.930%

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2018

Optional Redemption Provisions:	At any time up to, but not including, January 1, 2023 (30 days prior to the maturity date), at a make-whole redemption price based on U.S. Treasury + 15 basis points, plus accrued and unpaid interest up to, but not including, the redemption date. At any time on or after January 1, 2023 (30 days prior to the maturity date), at par, plus accrued and unpaid interest up to, but not including, the redemption date.

CUSIP/ISIN:	25389J AS5 / US25389JAS50

Terms Applicable to the $1,000,000,000 3.700% Notes due 2027 (the “2027 Notes”)

Size:	$1,000,000,000 aggregate principal amount

Maturity Date:	August 15, 2027

Coupon (Interest Rate):	3.700%

Benchmark Treasury:	2.375% due May 15, 2027

Benchmark Treasury Price and Yield:	101-00+ / 2.259%

Spread to Benchmark Treasury:	+145 basis points

Yield to Maturity:	3.709%

Price to Public:	99.924%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2018

Optional Redemption Provisions:	At any time up to, but not including, May 15, 2027 (90 days prior to the maturity date), at a make-whole redemption price based on U.S. Treasury + 25 basis points, plus accrued and unpaid interest up to, but not including, the redemption date. At any time on or after May 15, 2027 (90 days prior to the maturity date), at par, plus accrued and unpaid interest up to, but not including, the redemption date.

CUSIP/ISIN:	25389J AR7 / US25389JAR77

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the final prospectus supplement and prospectus relating to these securities may be obtained, when available, by contacting Citigroup Global Markets Inc., telephone: 1-800-831-9146 or email: prospectus@citi.com, Credit Suisse, telephone: 1-800-221-1037 or email: newyork.prospectus@credit-suisse.com, J.P. Morgan Securities LLC, telephone: 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated, telephone: 1-800-294-1322 or email: dg.prospectus_requests@baml.com, or Morgan Stanley & Co. LLC, telephone: 1-866-718-1649 or email: prospectus@morganstanley.com.